Exhibit 10.9

VAPOTHERM, INC.

AMENDED AND RESTATED

2015 STOCK INCENTIVE PLAN

Stock Option Award Agreement for U.S. Employees

Award No. ###EMPLOYEE_GRANT_NUMBER###

You (the “Participant”) are hereby awarded the following stock option (the “Option”) to purchase Shares of Vapotherm, Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”), and the the Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions, as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of the Company or any Committee appointed by the Board to administer the Plan, and shall (in the absence of decisions clearly made in bad faith or materially effected by fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award Agreement.

1. Variable Terms. This Option shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Name of Participant: ###PARTICIPANT_NAME###

Type of Stock Option: ###DICTIONARY_AWARD_NAME### 1,2

Number of Shares subject to Option: ###TOTAL_AWARDS###

Option Exercise Price per Share: ###GRANT_PRICE###

Grant Date: ###GRANT_DATE###

Reverse Vesting: Not allowed.

Vesting Schedule: (Establishes the Participant’s rights to exercise this Option with respect to the Number of Shares stated above, subject to acceleration per Section 2 below and to any shareholder approval requirement set forth in the Plan.)

###VEST_SCHEDULE_TABLE###

2. Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become -

•

In addition to any previously vested amounts, 50% of any then-unvested amount shall vest (1) if your Continuous Service dends due to your death or “disability” within the meaning of Section 409A of the Code or (ii) immediately prior to a Change of Control (as defined in the Plan): due to your death or “disability” within the meaning of Section 409A of the Code or (ii) immediately prior to a Change of Control (as defined in the Plan)

3. Term of Option. The term of the Option will expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the Expiration Date.

4. Manner of Exercise. The Option shall be exercised in the manner set forth in the Plan, using the exercise form attached hereto as Exhibit B. The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 6 of this Award Agreement and the terms of the Plan. Fractional Shares may not be purchased.

5. Special ISO Provisions. If designated as an ISO, this Option shall be treated as an ISO to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a NQSO. If you sell or otherwise dispose of Shares acquired upon the exercise of an ISO within 1 year from the date such Shares were acquired or 2 years from the Grant Date, you agree to deliver a written report to the Company within 10 days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.

6. Termination of Continuous Service. If your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the Plan.

7. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to his or her interest in the Option awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

8. Restrictions on Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, the Participant may transfer this Option (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or (ii) by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of the Participant (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of the Participant): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

9. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

10. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

11. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12. Modifications. This Award Agreement may be modified or amended in accordance with Section 17 of the Plan, provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Option.

13. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

14. Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

15. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

16. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations that from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

17. Governing Law. The laws of the State of Maryland shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

18. Investment Purposes. You acknowledge that you are acquiring your Options for investment purposes only and without any present intention of selling or distributing them.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Option is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

VAPOTHERM, INC.

By: ###LANDRY_SIGNATURE###

Name: John R. Landry
Title: VP & CFO

PARTICIPANT

By: ###PARTICIPANT_NAME###

[1]

If an ISO is awarded to a person owning more than 10% of the voting power of all classes of stock of the Company or of any Subsidiary, then the term of the Option cannot exceed 5 years and the exercise price must be at least 110% of the Fair Market Value (100% for any other employee who is receiving ISO awards).

[2]	The exercise price of a NQSO must be 100% of the Fair Market Value.

VAPOTHERM, INC.

2015 STOCK INCENTIVE PLAN

Exhibit A

Plan Document

VAPOTHERM, INC.

2015 STOCK INCENTIVE PLAN

Exhibit B

Form for Exercise of Stock Options

Vapotherm, Inc.

Attention: Vapotherm, Inc.

2015 Stock Incentive Plan Committee

22 Industrial Drive, Suite 1

Exeter, NH 03833

Dear Sir or Madam:

The undersigned elects to exercise his/her Stock Option to purchase                  shares of Common Stock of Vapotherm, Inc. (the “Company”) under and pursuant to a Stock Option Award Agreement dated as of             .

1.    ☐ Delivered herewith is a certified or bank cashier’s or teller’s check and/or shares of Common Stock held by the undersigned for at least six months*, valued at the closing sale price of the stock on the business day prior to the date of exercise, as follows:

$	in cash or check
$	in the form of shares of Common Stock,
valued at $ per share
$ Total

2.    ☐ Delivered herewith are irrevocable instructions to a broker approved by the Company to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.**

If method 1 is chosen, the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name:

Address:

Social Security Number

Very truly yours,

Date	Optionee

*	The Committee may waive the six months’ requirement in its discretion.
**	The Committee must approve this method in writing before your election.

VAPOTHERM, INC.

AMENDED AND RESTATED

2015 STOCK INCENTIVE PLAN

Exhibit C

Designation of Beneficiary

In connection with the                  Stock Option Award Agreement (the “Award Agreement”) entered into on             , 20     between Vapotherm, Inc. (the “Company”) and                     , an individual residing at                      (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary, in the event of the Recipient’s death, of all of the Recipient’s rights under the Award Agreement.

Name of Beneficiary:

Address:

Social Security No.:

The Recipient understands that this beneficiary designation operates to entitle the above-named beneficiary to the death benefit rights conferred above from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient. A revocation shall occur if the Recipient delivers to the Company either (i) a written revocation of this designation that is signed by the Recipient and notarized, or (ii) a designation of beneficiary, in the form set forth herein, that is executed and notarized on a later date.

Date:

By:
[Recipient Name]

Sworn to before me this

     day of         , 20

Notary Public

County of

State of